Exhibit 10.18











                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  SERVAAS, INC.

                                       AND

                             USRR ACQUISITION CORP.
















                            DATED: DECEMBER 29, 2000

                                TABLE OF CONTENTS

I     DEFINITIONS

II    BASIC TRANSACTION

2.1 Sale and Purchase of Stock .............................................   3
2.2 Consideration ..........................................................   3
2.3 Transaction at Closing .................................................   3

III   OTHER COVENANTS AND AGREEMENTS

3.1 Due Diligence ..........................................................   4
3.2 Ordinary Course ........................................................   4
3.3 No Transfer ............................................................   4
3.4 Liens ..................................................................   4
3.5 No Capital Expenditures ................................................   4
3.6 Compensation ...........................................................   4
3.7 Dividends ..............................................................   5
3.8 Consents ...............................................................   5
3.9 Preservation of Business ...............................................   5
3.10 Employees .............................................................   5
3.11 Bank One Indebtedness .................................................   5
3.12 Noncompetition Agreements .............................................   5

IV    REPRESENTATIONS AND WARRANTIES OF SELLER AND USRR

4.1 Ownership; Corporate Organization; Good Standing ......................    5
4.2 Authority and Binding Effect ..........................................    6
4.3 No Violation ..........................................................    6
4.4 USRR Stock ............................................................    6
4.5 Financial Statements ..................................................    6
4.6 No Undisclosed Liabilities ............................................    7
4.7 Funded Debt ...........................................................    7
4.8 Seller Debt ...........................................................    7
4.9 Personal Property .....................................................    7
4.10 Real Property and Leaseholds .........................................    8
4.11 Inventory ............................................................    9
4.12 Accounts Receivable ..................................................    9
4.13 Intangible Property ..................................................   10
4.14 Contracts ............................................................   10
4.15 Environmental Matters ................................................   11
4.16 Insurance ............................................................   12
4.17 Customers and Suppliers ..............................................   13
4.18 Litigation; Compliance with Law ......................................   13
4.19 Tax Returns and Liabilities ..........................................   13
4.20 Employee Benefit Plans ...............................................   13
4.21 Labor Relations ......................................................   15
4.22 Brokers and Finders Fees .............................................   16
4.23 Confidential Information .............................................   16
4.24 Certain Transactions .................................................   16
4.25 Sufficiency of Assets ................................................   16
4.26 Employee Health and Safety ...........................................   16
4.27 Disclosure ...........................................................   16

V     REPRESENTATIONS AND WARRANTIES OF BUYER

5.01 Corporate Organization; Good Standing ................................   17
5.02 Authority and Binding Effect .........................................   17
5.03 No Violation .........................................................   17
5.04 Brokers and Finders Fees .............................................   17

VI    CONDITIONS TO BUYERS OBLIGATIONS

6.01 Representations True; Obligations to Perform .........................   17
6.02 Litigation ...........................................................   18
6.03 Consents and Approvals ...............................................   18
6.04 Opinion of Counsel ...................................................   18
6.05 Financing ............................................................   18
6.06 USRR Stock ...........................................................   18
6.07 SerVaas Payable ......................................................   18
6.08 Bank One .............................................................   18
6.09 Noncompetition Agreements ............................................   18
6.10 Releases; Resignations ...............................................   18
6.12 Due Diligence ........................................................   19
6.11 Real Estate Title ....................................................   19

VII.     CONDITIONS TO THE SELLER'S OBLIGATIONS

  7.1   Representations and Warranties True; Obligations to Perform .....     19
  7.2   Consideration ...................................................     19
  7.3   Litigation ......................................................     19
  7.4   Consent and Approval ............................................     19
  7.5   Opinion of Counsel for Buyer ....................................     19

VIII.    INDEMNIFICATION

  8.1       Indemnification by Seller and SerVaas ...................         20
  8.2       Seller's Tax Indemnification ............................         20
  8.3       Buyer's Indemnification .................................         21
  8.4       Notice and Opportunity to Defend ........................         21

IX.      Miscellaneous

   9.1         Entire Agreement ...................................           22
   9.2         Modifications and Waivers ..........................           22
   9.3         Counterparts .......................................           22
   9.4         Governing Law ......................................           23
   9.5         Headings ...........................................           23
   9.6         Exhibits ...........................................           23
   9.7         Severability .......................................           23
   9.8         Notices ............................................           23
   9.9         Further Assurances .................................           24
   9.10        Announcements ......................................           24
   9.11        Expenses ...........................................           24
   9.12        Survival of Representations ........................           24
   9.13        Specific Performance ...............................           24
   9.14        Assignment .........................................           25

                             SCHEDULES AND EXHIBITS

Exhibit 3.12 Non-Competition Agreements
Exhibit 2.2(u) Seller Note ($1,750,000)

Schedule 7.5 Opinion of Counsel Schedule 4.1 Good Standing Certificates Schedule
4.3 Violations Schedule 4.5 Financial Statements Schedule 4.6 Undisclosed Liabilities Schedule 4.9 Personal Property Schedule 4.10 Real Property and Leaseholds Schedule 4.11 Inventory Schedule 4.12 Accounts Receivable Schedule
4.13 Intangible Property Schedule 4.14 Contracts Schedule 4.15 Environmental Matters Schedule 4.16 Insurance Schedule 4.17 Customers and Suppliers Schedule
4.18 Litigation Schedule 4.19 Tax Returns and Liabilities Schedule 4.20 Employee Benefit Plans Schedule 4.21 Labor Relations Schedule 4.23 Confidential Information Schedule 4.24 Certain Transactions Schedule 4.26 Employee Health and Safety Schedule 6.4 Opinion of Counsel Schedule 7.5 Opinion of Counsel for Buyer

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("Agreement" )is made and entered into as of the 29th day of December, 2000, by and between SerVaas, Inc. ("Seller"), and USRR Acquisition Corp. ("Buyer"), and is effective simultaneous with the Transactions contemplated herein. Beurt SerVaas ("SerVaas") joins this Agreement for the purposes of Section IX and 3.12 hereof

          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the USRR Stock (as defined below) according to the terms and conditions of this Agreement.

          Therefore, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, Seller and Buyer agree as follows:

I. DEFINITIONS. When used in this Agreement, the following terms, in addition to the other capitalized terms, which are specifically defined in other sections of this Agreement, have the following meanings:

         "Accounts Payable" means all trade accounts payable of USRR determined in accordance with GAAP and reflected on the books and records of USRR, but excluding any other accrued liabilities.

          "Accounts Receivable" means all accounts receivable of USRR determined in accordance with GAAP and reflected on the books and records of USRR.

          "Affiliate" of any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an "Affiliate" of such Person, as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          "Bank One" means Bank One, Indiana, National Association.

          "Bank One Indebtedness" means bank loans, exclusive of MIBFC loans, owed by USRR to Bank One in the current principal amount of $200,000.

          "Cash Consideration" means the sum of Five Million Two Hundred Fifty Thousand United States Dollars (US$5,250,000) in immediately available funds.

          "Closing" means the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m. local time, on the Closing Date at the offices of Stephen Plopper & Associates, Bank One Tower, 111 Monument Circle, Suite 3670, Indianapolis, Indiana, or at such other place and time as Seller and Buyer may mutually agree upon.

         "Closing Date" means December 28, 2000, or such other date as may hereafter be mutually agreed to by the Buyer and Seller.

         "Code" means the Internal Revenue Code of 1986, as amended.

          "GAAP" means generally accepted United States accounting principals applied on a consistent basis.

         "Hazardous Substances" means any hazardous or toxic substance or waste, pollutant, or contaminant, including petroleum products, asbestos, PCBs and radioactive materials.

         "Inventory" means all raw materials through work-in-process to finished goods determined in accordance with GAAP and reflected on the books and record of USRR.

         "Laws"(whether or not capitalized) means all constitutions, statutes, rules, regulations, ordinances and similar concepts promulgated by any governmental authority.

         "Letter of Intent" means the letter of intent by and between Obsidian Capital Company, LLC and SerVaas, Inc., dated August 23, 2000.

         "Liens" means (i) in respect of any assets other than a security, any lien, charge, claim, security interest, conditional sale agreement, mortgage, security agreement, option or other encumbrance; and (ii) in respect of any security, any of the foregoing and, in addition, any adverse claim or restriction on voting.

         "MBFC" means the Mississippi Business Finance Corporation.

         "MBFC Financing" means indebtedness of USRR to MIBFC pursuant to that certain Loan Agreement dated November 1, 1991, and related documents related to a loan in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) with a current principal loan balance of $200,000.

         "Parties" means collectively Seller, Buyer and USRR.

         "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

         "Seller Note" means the promissory note payable by Buyer to Seller in the original principal amount of One Million Seven Hundred Fifty Thousand United States Dollars (US$1,750,000) in the form of Exhibit "2.2(u)" attached hereto. The Seller Note is secured by a pledge of Buyer's capital stock.

         "Shares" means USRR stock and is used interchangeably herein.

         "Taxes" means any federal, state, provincial, local and foreign income, payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, employment, windfall profits, social security, disability, transfer, registration, value-added, estimated, capital stock and franchise, goods and services, health, social services and education taxes; and other tax of any kind whatsoever, including interest, penalties and fines on any of the foregoing, whether or not disputed.

          "Transaction" means the sale of the Shares by Seller to Buyer and the execution and delivery of all certificates, covenants, agreements, indemnifications, representations and warranties related and ancillary thereto.

          "USRR" means U.S. Rubber Reclaiming, Inc., an Indiana corporation.

         "USRR Stock" means all of the issued and outstanding capital stock of USRR together with all rights of any nature whatsoever to acquire capital stock of USRR.

II.      BASIC TRANSACTION.

         2.1 Sate and Purchase of Stock. At the Closing, Seller will sell and convey to Buyer, and Buyer will purchase and accept from Seller, the USRR Stock.

         2.2      Consideration.

                    (i) Amount. As consideration for the Shares, Buyer will pay Seller the sum of Seven Million United States Dollars (US$7,000,000) (the "Purchase Price").

                    (ii) Deliveries  by Buyer.  Buyer shall deliver the Purchase
                         Price by (a) payment of the Cash Consideration in the sum of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) and (b) a Seller Note in the principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), in the form attached hereto as
                         Exhibit 2.2(u).

         2.3 Transactions at Closing. At the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, against payment of the Purchase Price therefore, a certificate or certificates representing the Shares free and clear of all liens and encumbrances, duly endorsed in blank or accompanied by a proper instrument of assignment duly endorsed in blank, and shall deliver to Buyer such other documents, instruments, certificates and endorsements as are required by this Agreement to be delivered by Seller. Buyer shall deliver to Seller in addition to the Purchase Price such other documents, instruments and certificates as are required by this Agreement to be delivered by Buyer.

III.     OTHER COVENANTS AND AGREEMENTS.

         From the date of the Letter of Intent to Closing, Seller, USRR and Buyer have covenanted and agreed whether in writing or otherwise and as of Closing, they hereby confirm the following:

         3.1 Due Diligence. Seller has afforded Buyer and its representatives reasonable access to USRR's records and properties and has furnished Buyer and its representatives such financial and other information with respect to USRR as was requested. No investigation by Buyer or its representatives of USRR affects any of the representations and warranties made by Seller and USRR herein, it being expressly agreed that Buyer shall have the right to rely solely on the representations and warranties set forth in this Agreement. Buyer has kept confidential all information so received and has used its best efforts to ensure that its agents, lenders, and representatives keep confidential all such information, provided that Buyer may disclose any such information to the extent required by any court, government agency, or authority of the United States.

         3.2 Ordinary Course. Except as disclosed on the Schedules hereto, Seller has caused USRR to carry on its business diligently in the ordinary and regular course, and in the same manner as heretofore conducted, and Seller has not allowed USRR to engage in any transaction or activity, or enter into any agreement or make any commitment, except in the ordinary and regular course of business.

         3.3 No Transfer. Except as disclosed on the Schedules hereto, USRR has not sold or conveyed, or agreed to sell or convey, any material assets other than the sale of finished goods inventory and/or excess equipment in the ordinary course of business.

         3.4 Liens. Contemporaneously with the Closing, Seller will cause to be released all liens on USRR's assets in favor of Bank One. Further, Buyer is assuming the MBFC Financing and Buyer shall make provision satisfactory to Bank One's counsel that the Liens related to the MBFC Financing shall be released at such time as MIBFC Bond Counsel approves in the alternative substitute security or a Bond payoff as adequate to protect its Bond Holders until maturity. In addition, Seller will cause the release of any other liens of USRR's assets, other than liens evidencing Capital Leases.

         3.5 No Capital Expenditures. Seller has not allowed USRR to commit to any capital expenditures, nor make any capital expenditures, except for commitments or expenditures within existing operating or capital budgets or otherwise disclosed to Buyer on the Schedules hereto.

         3.6 Compensation. Except as disclosed on the Schedules hereto, Seller has not allowed USRR to make any increase in the compensation payable by USRR to any officer, employee or agent, nor has Seller allowed USRR to make any bonus payment to (except pursuant to existing plans), grant any stock option to, or enter into any employment or consulting agreement with, any officer, employee or agent.

         3.7 Dividends. USRR has not declared or paid any dividends or made any distributions with respect to any class of its capital stock, except for the dividend-in-kind of inventory previously disclosed to Buyer.

         3.8 Consents. Seller has obtained all consents, approvals, and other agreements, which are required for the due and punctual consummation of the Transaction contemplated by this Agreement.

         3.9 Preservation of Business. Seller has caused USRR to use its best efforts to promote, develop, and preserve its relationships with its vendors, suppliers, employees, customers, and others having business relations with it.

         3.10 Employees. USRR has not terminated any of its key employees prior to Closing.

         3.11 Bank One Indebtedness. At Closing, Seller will cause all indebtedness of USRR to Bank One to be paid in full from sources other than the assets of USRR; Seller's Notes Payable owed to USRR shall be satisfied in full at Closing by the transfer of Closing Proceeds to USRR by Seller sufficient to satisfy Seller's Notes Payable and such Closing Proceeds shall be applied by USRR to the repayment of the Bank One Indebtedness.

         3.12 Noncompetition Agreements. Seller and SerVaas, will enter into Noncompetition Agreements with USRR in form attached hereto as Exhibit "3.12."

IV.      REPRESENTATIONS AND WARRANTIES OF SELLER and USRR.

         Seller and USRR hereby, jointly and severally represent and warrant to Buyer as follows:

         4.1 Ownership: Corporate Or2anization: Good Standin2. Except as set forth on Schedule 4.1, Seller (i) is the sole beneficial and record owner of the Shares and such Shares are free and clear of any Lien or encumbrance; and (ii) has full legal right, power, capacity and authority to enter into this Agreement and to sell the Shares to Buyer, without the need for the consent of any other Person; and (iii) Seller is a corporation duly organized, validly existing, and in good standing under the laws of Indiana and has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. USRR is a corporation duly organized, validly existing, and in good standing under the laws of Indiana and USRR is duly qualified to do business and is in good standing as a foreign corporation in the State of Mississippi and in each jurisdiction in which the properties owned or leased or the nature of the business conducted by it makes such qualification necessary. USRR has not received notice or other communication from any governmental body or agency where it is not qualified to do business to the effect that it should be so qualified to do business; and (iv) an Officer's Certificate with true and complete copies of the Articles of Incorporation, By-Laws and Good Standing Certificates of each of Seller and USRR are attached hereto as
                  Schedule 4.1.

         4.2 Authority and Binding Effect. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller and USRR have been duly authorized by all requisite corporate and shareholder actions of Seller and USRR; and this Agreement and all documents and instruments contemplated to be hereby executed by Seller and USRR constitute and will constitute the legal, valid and binding obligations of each of Seller and USRR enforceable against Seller and USRR in accordance with their respective terms.

         4.3 No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation by the Seller of the Transactions contemplated hereby will (i) cause any default in or contravene any provision of the Articles of Incorporation or Bylaws of the Seller or USRR or any indenture, lease or other material contract to which the Seller or USRR is bound, and none of such actions will result in acceleration, or any similar right of any party, under any material agreement to which Seller or USRR is a party, (ii) result in the creation of any liens or encumbrances upon the Shares or any assets of USRR, or (iii) result in the loss of any rights of or creation of any obligations of USRR. (iv) Neither the execution nor delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will constitute a violation of any judgment, decree, order, regulation or rule of any court or governmental authority or any statute or law. (v) No consent, approval or authorization of any third party is required in connection with the execution, delivery and performance of this Agreement by the Seller that will not have been obtained by the Closing.

         4.4 USRR Stock. The authorized equity securities of USRR consist of One Thousand (1,000) shares of common stock, no par value, of which One Thousand (1,000) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of the USRR Stock. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. USRR has not authorized or issued any other share of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options, rights, or other agreements giving a person the right to acquire any such shares. Seller will transfer and convey to Buyer title to the Shares free and clear of all liens and encumbrances, and as of Closing these will be no restrictions on Seller's right to transfer the Shares to Buyer as set forth in this Agreement.

         4.5      Financial Statements. Except as specifically set forth on
                  Schedule 4.5, the books of account and related records of USRR fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with GAAP. Schedule 4.5 attached hereto consists of copies of the following financial statements (including the notes thereto) of USRR, (such financial statements and the notes thereto being hereinafter referred as the "Financial Statements"): The Balance Sheet, Statements of Income and Retained Earnings, and Cash Flow Statements for the year ended December 31, 1999, as audited by May & Company; and the unaudited Balance Sheet, Cash Flow Statement, Statement of Earnings and schedules of trucking expenses, variable costs, GS&A and fixed factory costs for the period ending November 30, 2000 prepared by USRR (the "November Balance Sheet").

                  The Financial Statements: (i) are substantially correct and complete and in accordance with the books and records of USRR;
                  (ii) fairly present the financial condition, assets and liabilities of USRR as of their respective dates and the results of USRR operations and changes in financial position for the periods covered thereby; (iii) have been prepared in accordance with GAAP. All referenced in this Agreement to the "1999 Balance Sheet" shall mean the Balance Sheet of USRR as of December 31, 1999 included in the Financial Statements. All references in this Agreement to the "November Balance Sheet" shall mean the Balance Sheet of USRR as of November 30, 2000 included in the Financial Statements.

         4.6 No Undisclosed Liabilities. Except as disclosed on Schedule 4.6, USRR has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (1) to the extent fully reflected as a liability on the November Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the November Balance Sheet date that are consistent in character and amount with those incurred in the past, and that are fully reflected as liabilities on the USRR books of account; (iii) contractual obligations arising under materials contracts and (iv) liabilities which have otherwise specifically disclosed on the Schedules to this Agreement.

         4.7 Funded Debt. As of the date hereof, the aggregate principal amount owed by USRR to Bank One Indianapolis is $3,546,972.03 (the "Bank One Indebtedness"), and the aggregate principal amount owed to MBFC pursuant to the MBFC Financing is $200,000. USRR has no other debt except for trade payables arising in the ordinary course of business consistent with past experience. The principal amount owed to Bank One and MBFC on the Closing Date shall not exceed the amounts set forth in the first sentence of this subsection.

         4.8 Seller Debt. As of the date hereof, the aggregate principal amount owed by Seller to USRR is $2,868,576.55. The principal amount owed to USRR by Seller on the Closing Date shall not exceed the amount set forth in the first sentence of this subsection.

         4.9 Personal Property. Schedule 4.9 contains a list of all tangible property of USRR, except as disclosed on Schedule 4.9 hereto, USRR has good and valid title to all of its tangible personal property and assets reflected on the November Balance Sheet (except those disposed of in the ordinary course of business since the November Balance Sheet date) and all tangible personal property and assets acquired since the November Balance Sheet date, free and clear of any lien, except (i) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value or impairs the use of the affected properties or impairs the operations of USRR; and (ii) liens for current Taxes not yet due and payable. All tangible personal property and assets which are consigned or leased to USRR and are used in the operations of the business are listed on Schedule 4.9 hereto. Except as disclosed on Schedule 4.9 hereto, USRR owns and has in its possession all tangible personal property used or which has been used within the twelve months preceding the date hereof in the conduct of its business, except for inventory and other assets disposed of in the ordinary course of business consistent with past practice. Except as specifically noted in Schedule 4.9 hereto, the machinery and equipment of USRR is in good operable order.

         4.10     Real Property and Leaseholds.

                    (i) Except as disclosed on Schedule 4.10 hereto, USRR owns no fee interest, leasehold interest or other right, title or interest whatsoever in any real property.
                         Schedule 4.10 hereto contains a true, correct and complete list of all real estate properties owned, leased, subleased, licensed or otherwise occupied by USRR and separately indicates the nature of USRR's interest therein. Except as set forth on Schedule 4.10 hereto, no other person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such real property. USRR has received no written or oral notice of assessment for public improvements against any of the real properties, which remains unpaid, and, to the best of USRR and Seller's knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, imminent domain, or similar proceeding affecting all or any portion of any of the real properties and to the best knowledge of USRR and Seller, no such proceeding is contemplated.

                    (ii) Except as disclosed on Schedule  4.10 hereto,  (a) USRR has good marketable and insurable legal and equitable fee simple title to the real property owned by USRR and
                         (b) leasehold title to the property leased pursuant to the leases (the "Leased Real Property") in all cases free and clear of any and all liens, exceptions, items, encumbrances, easements, restrictions and other matter, either of record or not of record, which could prohibit or adversely interfere with Buyer's use of such property, (c) no material default or breach exists under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the real property, (d) the current zoning or other administrative permission for the USRR facility permits the operator of such property to utilize the property for the reclaim of butyl rubber. Neither Seller nor USRR has made any application for a rezoning of any of the real properties, has any knowledge of any proposed or pending change to any zoning affecting and of the real properties, or has any knowledge of any expropriation or condemnation or similar proceeding pending or threatened against any of the real properties or any part of the real properties.

                    (iii)All utilities,  including without  limitation,  potable water sewer ,gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the real properties,
                         (a) either enter the real property through open public streets adjoining the real properties, or if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way, which will enure to the benefit of Buyer, (b) are installed, connected and operating in good condition, and in compliance with all applicable laws, including, without limitation, the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (c) are adequate to service the real property for its intended use in the business as presently conducted thereon.

                    (iv) Except as set forth on  Schedule  4.10,  to the best of
                         USRR's knowledge, there are no material defects in, mechanical failure of or damage to the improvements located on the real property, including the roof, structure, soil, walls, heating, air conditioning, ventilation, plumbing, electrical, drainage, fire alarm, communications, security and exhaust systems and their component parts, or other improvements on or forming a part of the real properties, all of which have been constructed in good and workmanlike manner.

         4.11     Inventory. Except as disclosed on Schedule 4.11 hereto:

                    (i) All of the items included in Inventory of USRR, including the Inventories reflected on the November Balance Sheet, and all similar items acquired since the Balance Sheet Date, are valued at cost; and

                    (ii) All of the  items  included  in the  Inventory  of USRR consist of items of a quality  and  quantity  usable in
                         the ordinary course of USRR's business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process Inventory of USRR can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time; and

                    (iii)USRR has provided for adequate  reserves in  accordance with GAAP with respect to excess Inventory of USRR; and

                    (iv) As of Closing  Date,  6,400,000  pounds of raw material inventory will be owned by Seller, consigned to Buyer and be subject to a Supply Agreement executed simultaneously herewith.

         4.12 Accounts Receivable. All of the Accounts Receivable of USRR reflected on the November Balance Sheet and all Accounts Receivable arising or existing after the Balance Sheet Date represent amounts receivable for merchandise actually delivered or services actually provided, have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and, except as set forth on Schedule 4.12 hereto, are generally due within sixty (60) days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the November Balance Sheet. Schedule 4.12 hereto sets forth
                  (i) the total amount of Accounts Receivable of USRR outstanding as of the November Balance Sheet Date and (ii) the agings of such receivables based on the following schedule:
                  0-30 days; 31-60 days, 6 1-90 days, from the date of the invoice therefore.

         4.13 Intangible Property. Schedule 4.13 attached hereto lists and describes all intangible property utilized by USRR including customer lists, patents, trademarks, trade names, trade secrets, and copyrights. USRR owns, or has the sole and exclusive right to use, all such intangible property, and the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights by Buyer. No claims have been asserted during the past five (5) years by any person against the use by USRR of, or challenging or questioning the validity or effectiveness of, any such intangible property, and Seller does not know of any valid basis for any such claim. The use of such intangible property by USRR is not in violation of, and does not infringe any patent, trademark, trade name, copyright, technology, know-how or process, or other proprietary or trade rights of any third party.

         4.14. Contracts. Schedule 4.14 attached hereto lists and describes all contracts to which USRR is a party that cannot be terminated by USRR without penalty or liability on ninety (90) days or less notice (the "Material Contracts"). Neither USRR nor the other party thereto is in default under any such contract. True and complete copies of the Material Contracts or summaries of material oral agreements have been delivered to Buyer prior to the date hereof Correct and complete copies of all standard form sales orders, sales invoices and purchase orders used by USRR have been delivered or made available to Buyer prior to the date hereof

                  All Material Contracts to which USRR is a party or by which it is bound are in full force and effect; and USRR has complied with the provisions thereof and is not in default under any of the terms thereof and no event has occurred that with passage of time or the giving of notice, or both would constitute such a default. Neither USRR nor Seller has received any written claim from any other party to any material contract that USRR has breached any obligations to be performed by it thereunder to date, or is otherwise in default or delinquent of performance thereunder, where the consequence of such breach or default could reasonably be expected to have a material adverse effect on the financial condition, business, properties or prospects of USRR taken as a whole.

         4.15. Environmental Matters. Schedule 4.15 includes a list of all environmental studies, site assessments and tests conducted at USRR's facility within the last 5 years. Except as disclosed on Schedule 4.15 hereto, and based upon knowledge from reasonable investigation and inquiry,

                    (i) USRR is not in violation of any Federal, state, regional or local statutory or common law, regulation, rule, order, ordinance, guideline, direction, policy or notice, relating to the environment, including those relating to Hazardous Substances (" Environmental Laws").

                    (ii) USRR holds and is in compliance with all  environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorization required under all Environmental Laws ("Environmental Permits"), and all such Environmental Permits are valid and in full force and effect. All such Environmental Permits are listed on Schedule 4.15 hereto and any that are not transferable are so designated.

                    (iii)No   consent,   approval   or   authorization   of,  or
                         registration or filing with any Person, including any environmental governmental authority or regulatory agency is, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                    (iv) No  notice,  citation,  summons  or order is  currently issued or outstanding, no complaint is currently filed, and no investigation or review is pending or threatened by any governmental or other entity: (a) with respect to any alleged violation by USRR of any Environmental Law; or (b) with respect to any alleged failure by USRR to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Substances by or on behalf of USRR.

                    (v) Neither Seller nor USRR have received any request for information, notice of claim, demand, order or notification that it or they are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

                    (vi) USRR has not used, generated,  treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by USRR, nor has anyone else treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by USRR.

                    (vii)No  polychlorinated  biphenyls  or  asbestos-containing materials are or have been present at any property now owned, operated or leased by USRR, nor are there any underground storage tanks, active or abandoned, at any property now owned, operated or leased by USRR.

                    (viii) Within  the last 120 days,  no  Hazardous  Substances generated by USRR has been recycled, treated, stored, disposed of or transported by any entity other than those listed on Schedule 4.15 hereto.

                    (ix) No Hazardous  Substances managed by USRR has come to be located at any site which is listed or proposed for listing under CERCLA, CERCLIS or on any similar state list, or at any site which is subject of Federal, State or local enforcement actions or other investigations which may lead to claims against USRR or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                    (x) No Hazardous Substance has been Released at, on, about or under or is present in any property now owned, operated or leased by USRR.

                    (xi) No oral or written  notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of USRR or in relation to any property now owned, operated or leased by USRR. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, or on CERCLIS.

                    (xii)There  are no  environmental  Liens  on any  properties owned or leased by USRR and no government actions have been taken or are in process or pending which could subject any of such properties to such Liens.

                    (xiii) No deed or other  instrument  of  conveyance  of real property to USRR with respect to real property owned, operated or leased by USRR contains a notice or restriction relating to the actual or suspected presence of Hazardous Substances.

                    (xiv)Sellers  know of no facts or  circumstances  related to environmental matters concerning real property owned, operated or leased by USRR that could reasonably be expected to lead to any future environmental claims, against USRR or Buyer under current law.

                    (xv) There   have   been   no   environmental   inspections,
                         investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now owned, operated or leased by USRR which have not been provided to Buyer prior to the date hereof.

         4.16 Insurance. All policies of fire, liability, workers compensation, life and all other forms of insurance owned or held by USRR are set forth and fully disclosed on Schedule
                  4.16 hereto. All such polices are outstanding and in full force and effect. The coverages provided by such policies are reasonable in both scope and amount in light of the risks attendant to the business of USRR, and are comparable to companies in similar lines of business, and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies related to the conduct by USRR of its business. Except as set forth on
                  Schedule 4.16, there are no outstanding claims under such policies and there are no outstanding unpaid and overdue premiums under such policies.

         4.17 Customers and Suppliers. Except as described on Schedule 4.17, there has not been any material adverse change in the business relationship of USRR with any of its five (5) largest customers or suppliers (in terms of sales or purchases) within the last two (2) years.

         4.18     Litigation: Compliance with Law. Except as set forth in
                  Schedule 4.18 hereto, (i) USRR is not engaged in nor a party to, or threatened with, any claim, controversy, legal action or other proceeding, whether before a court, administrative agency, or arbitral body; (ii) USRR has no claim, obligation, liability, loss, damage or expense, of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of federal, state or local law or regulation or common law, pertaining to health, safety or environmental protection and arising out of any act or omission by USRR, its employees, agents or representatives;
                  (iii) no product liability claims are pending or threatened against USRR; and (iv) Seller does not know of any valid basis for any of the foregoing.

         4.19 Tax Returns and Liabilities. Except as disclosed on Schedule 4.19, USRR has (i) duly and timely filed in proper form all tax returns for all taxes required to be filed with all appropriate governmental authorities. (ii) All taxes due and payable by USRR (or claimed to be due and payable) have been paid (regardless whether tax returns relating to such taxes have been duly and timely filed or if filed, regardless whether such tax returns are deficient), except such amounts as are being contested diligently and in good faith and are not in the aggregate material and for which USRR has adequately reserved in its Financial Statements. (iii) There are no pending tax audits, claims or proceedings relating to USRR. (iv) USRR has not agreed to any waiver or extension of any statute of limitations relating to any tax. (v) All taxes that USRR are required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority.

         4.20 Employee Benefit Plans. Except as set forth on Schedule 4.20 hereto, USRR has not established or maintained or is obligated to make contributions to or under or otherwise participate in
                  (i) any bonus or other type of incentive compensation or expense reimbursement plan, program, contract or arrangement or (ii) any employee benefit plan, fund or program described in ss. 3.3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). USRR has made available to Buyer true and complete copies of the documents for each plan, program, contract, arrangement and fund disclosed on Schedule 4.20.


                    (iii)Neither  USRR  nor  any  other   employee  (an  "ERISA"
                         Affiliate") that is, or at any relevant time was, together with USRR, treated as a "single employer" under section 414(b), 414(c) or 414(m) of the Code, has, at any time on or after January 1, 1998 (a) maintained or contributed to any defined benefit pension plan, as defined by Section 3(35) of ERISA, that is or was subject to Title IV of ERISA, (b) been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multi-employer pension plan, within the meaning of Section 3(3 7) of ERISA or (c) maintained any stock purchase, stock ownership or stock option plan.

                    (iv) USRR and each of the Benefit  Plans,  are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans. Each Benefit Plan has been timely amended to properly reflect the applicable provisions of ERJSA and the Code and, as appropriate, such amendments have been adopted so that they can be given retroactive effect to any relevant effective date under the Tax Reform Act of 1986.

                    (v) Except as may be disclosed on Schedule 4.20 hereto, all contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans have been timely made. All such contributions to the Benefits Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 40 1(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the November Balance Sheet or are disclosed on Schedule 4.20 hereto.

                    (vi) Except  as  indicated  on  Schedule  4.20  hereto,  all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

                    (vii)USRR has  compiled  with the  notice  and  continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of USRR for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of
                         Section 5000(b)(1) of the Code.

                    (viii) Except as indicated on Schedule  4.20 hereto,  all of the Benefit Plans which are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such plans are qualified and exempt from federal income taxes under
                         Section 40 1(a) and 50 1(a), respectively, of the Code, as amended to comply with the applicable provisions of the Tax Reform Act of 1986, as amended, and the regulations promulgated thereunder; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Sellers' and USRR's Company's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification or materially increase its cost.

                    (ix) Each of the Benefit Plans has been  administered at all times, and in all material respects, in accordance with its terms.

                    (x) Except as indicated on Schedule 4.20 hereto, there are no pending investigations by any governmental agency involving the Benefit Plans and no threatened or pending claims (except for claims for benefits payable in the normal operations of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, nor, to the best of each Seller's and USRR's knowledge are there any facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                    (xi) Neither the Benefit Plans, any ERISA Affiliate, Seller,
                         not any employee of the foregoing, nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERJSA) which could subject any thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA.

                    (xii)Neither  USRR nor any ERISA  Affiliate  has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the date of this Agreement.

                    (xiii) Except as listed in Schedule 4.20 hereto,  no payment which is or may be made by USRR or any ERISA Affiliate, or from any Benefit Plan, to any employee, formed employee, director or agent of USRR or any ERISA Affiliate under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 280G of the Code.

                    (xiv)Neither  USRR  nor  any  ERISA   Affiliate   maintains,
                         contributes to or either has or is likely to have an material liability with respect to, any material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan which would be described in (i) above.

         4.21 Labor Relations. Except as set forth on Schedule 4.21, (i) USRR is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against USRR pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown, stoppage or other labor difficulty actually pending or threatened against or involving or affecting USRR; (iv) no union represents and no question exists respecting whether any union represents the employees of USRR; (v) no grievance or any arbitration proceeding is pending and no claim therefore exists respecting the employees of USRR; (vi) there is no collective bargaining agreement which is binding on USRR; and (vii) USRR has not experienced any labor stoppage, concerted activity or other labor difficulty during the past five (5) years.

         4.22 Brokers and Finders Fees. Neither Seller nor USRR nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers or finders fees or the like in connection with this Agreement or the transactions contemplated hereby for which USRR or Buyer would have any liability.

         4.23 Confidential Information. Except as set forth on Schedule 4.23, neither Seller nor USRR has disclosed to any third party any information of a confidential nature with respect to USRR's business.

         4.24 Certain Transactions. Except as set forth on Schedule 4.24, since November 30, 2000, USRR has not (i) paid any dividends or made any other distributions to its shareholders, (ii) made any sales or transfers of any material assets outside the ordinary course of business, or (iii) otherwise conducted its business outside the ordinary course.

         4.25 Sufficiency of Assets. USRR owns or otherwise has the right to use all assets required for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

         4.26     Employee Health and Safety. Except as disclosed on Schedule
                  4.26 hereto, and based upon reasonable investigation and inquiry, to the best of Seller's knowledge, USRR has complied with and is not in violation of any federal, state or local or statutory common law, regulation, rule, ordinance or guideline relating to employee health and safety.

         4.27 Disclosure. No representation or warranty by Seller and/or USRR contained in this Agreement, and no statement, certificate, schedule, list, exhibit, instrument or other writing furnished or to be furnished by Seller and/or USRR pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading or necessary to provide Buyer with adequate and complete information as to USRR and its affairs.

V. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

          5.1 Corporate Organization: Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Indiana and has qualified as a foreign corporation to conduct business in the State of Mississippi; and Buyer has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby.

          5.2 Authority and Binding Effect. The execution, delivery and performance of this Agreement and the other documents contemplated hereby to be executed by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and other documents to be executed by Buyer pursuant hereto will be, duly and validly executed and delivered by Buyer and constitute and will constitute, as the case may be, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

          5.3. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) cause any default in or breach of any provision of the Articles of Incorporation or Bylaws of Buyer, or any indenture, lease or other material contract to which Buyer is bound, and none of such actions will result in acceleration, or any similar right of any party, under any loan or other agreement to which Buyer is a party, or (ii) result in the creation of any encumbrances upon any of the properties or assets of Buyer. Neither the execution nor delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will constitute a violation of any judgment, decree, order, regulation or rule of any court or governmental authority or any statute or law. No consent, approval or authorization of any third party is required in connection with the execution, delivery and performance of this Agreement by Buyer.

          5.4 Brokers and Finder Fees. Neither Buyer nor anyone acting on its behalf has done anything to cause or incur any liability to any party including Seller and/or USRR for any brokers or finders fees or the like in connection with this Agreement or the transactions contemplated hereby.

VI. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement and to purchase the USRR Stock are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any and all of which may be waived in whole or in part by Buyer:

          6.1 Representations True: Obligations to Perform. (i) The representations and warranties of the Seller and USRR contained in this Agreement shall be true and correct at and as of the time of the Closing, except for representations and warranties specifically relating to a time or times other than the time of the Closing (which shall be true and correct at such other time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the time of Closing; (ii) Seller and USRR shall have performed and complied with all agreements and covenants required by this Agreement to be performed by Seller and USRR at or prior to the Closing; and (iii) Seller and USRR shall have delivered to Buyer a certificate, signed by the Presidents of Seller and USRR, respectively, and dated the Closing Date, to all of such effects.

          6.2 Litigation. No suit, investigation, action or other proceeding shall be pending or threatened against USRR, Seller, or Buyer before any court or governmental agency that, in the opinion of counsel for Buyer, could result in the restraint, prohibition or the obtaining of damages or other relief against Buyer in connection with this Agreement or the consummation of the transactions contemplated hereby.

          6.3 Consents and Approvals. All consents and approvals required by private parties or governmental authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

          6.4 Opinion of Counsel. Buyer shall have received a satisfactory opinion from Susan Gard, counsel to Seller and USRR, dated the date of the Closing, addressing the matters set forth in Schedule
               6.4 hereto.

          6.5 Financing. Buyer shall have completed arrangements for the financing of the Transactions contemplated hereby satisfactory to Buyer and Buyer shall have received the proceeds thereof

          6.6 USRR Stock. Seller shall have delivered to Buyer certificates representing the USRR Stock, duly endorsed in blank or with stock transfer powers attached, in form proper for transfer.

          6.7 SerVaas Payable. Seller shall have paid in full to USRR the indebtedness owed by Seller to USRR.

          6.8 Bank One. The Bank One Indebtedness shall have been paid in full and Bank One shall have released all liens on USRR's assets except for liens related to the MBFC Financing.

          6.9 Noncompetition Agreements. Seller and SerVaas shall have executed Noncompetition Agreements in favor of USRR in the form of Exhibit
               3.12 and the sum of $5,000 of the Purchase Price shall have been allocated to each of Seller and SerVaas as consideration for the execution and delivery of the Non-Competition Agreements.

          6.10 Releases: Resignations. The releases and resignations of officers and directors of USRR, as requested shall have been delivered in form satisfactory to Buyer.

          6.11 Real Estate Title. Seller shall have delivered to Buyer, in a form satisfactory to Buyer, title insurance for USRR's Real Estate in an amount not less than the appraised value of Real Estate and Improvements thereof.

          6.12 Due Diligence. Buyer shall be satisfied with the results of its financial, business, environmental and legal due diligence review of USRR and its assets.

VII. CONDITIONS TO THE SELLER'S OBLIGATIONS. The obligations of the Seller to consummate the transactions contemplated by this Agreement and to sell the USR.R Stock to Buyer are subject to satisfaction, on or prior to the Closing Date, of the following conditions, any and all of which may be waived by Seller:

          7.1 Representations and Warranties True: Obligations to Perform. (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the time of Closing, except for representations and warranties specifically relating to a time or times other than the time of Closing (which shall be true and correct at such other time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the time of the Closing; (ii) Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed by Buyer at or prior to the Closing; and (iii) Buyer shall have delivered to the Seller a certificate, signed by the Secretary of Buyer and dated the day of Closing, to all of such effects.

          7.2. Consideration. Buyer shall have furnished the consideration for the USRR Stock in accordance with Section 2.2 hereof; and Seller have received from Bank One a release of(i) the Pledged USRR Stock and (ii) the SerVaas, Inc. guaranties of the Bank One Indebtedness.

          7.3. Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against USRR, Seller, or Buyer before any court or governmental agency that, in the opinion of counsel for Seller, could result in the restraint, prohibition or the obtaining of damages or other relief against Seller in connection with this Agreement or the consummation of the transactions contemplated hereto.

          7.4. Consents and Approval. All consents and approvals required by private parties or governmental authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

          7.5. Opinion of Counsel for Buyer. Seller shall have received a satisfactory opinion of Stephen Plopper & Associates, counsel to Buyer, dated the Closing Date, addressing the matters set forth in Schedule 7.5 hereto.

VIII. INDEMNIFICATION.

          8.1  Indemnification by Seller and SerVaas.

               (i) General. Seller and SerVaas, jointly and severally, hereby indemnify and agree to hold Buyer harmless from, against and in respect of, and shall on demand reimburse Buyer for:

                    (a) Any and all losses, liabilities and damages suffered or incurred by Buyer resulting from any untrue representation, breach of material warranty or nonfulfillment of any material covenant or agreement by Seller contained herein or in any certificate, document or instrument delivered to Buyer pursuant hereto or in connection herewith;

                    (b) Any and all losses, liabilities and damages suffered or incurred by Buyer or USRR arising out of events that occurred or conditions that existed prior to the Closing Date and not disclosed in this Agreement;

                    (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

               (ii) General Indemnification Deductible. Seller and SerVaas shall not be obligated to indemnify Buyer pursuant to Section 8.1(i) for any Damages from any breaches of Representations and Warranties in this Agreement (which breaches and resulting damages shall be determined, solely for the purposes of this Section 8.1 as though any materiality or knowledge, limitations in such Representations and Warranties did not exists), unless the aggregate of all such damages incurred by Buyer exceeds $50,000 (the "Threshold") in which event Seller and SerVaas shall be liable for all damages in excess of the Threshold; provided, however, that damages recoverable by Buyer for beaches of the Representation and Warranties contained in Section 4.1, 4.2, 4.3, and 4.4 shall not be subject to the Threshold and shall be paid by Seller and/or SerVaas in their entirety. Notwithstanding the foregoing, the Threshold shall not be available for (and Seller and SerVaas shall be responsible for all damages arising out of) any willful breach of any Representation or Warranty in this Agreement.

          8.2 Seller's Tax Indemnification. In addition to any indemnification provided in Section 8.1 hereto, after the Closing Date, Seller shall indemnify, hold harmless and defend Buyer and USRR from and against any liability with respect to (i) Seller's Taxes (including, but not limited to, those Taxes arising on account of the sale of the Shares hereunder); (ii) USRR's Taxes attributed to or appointed to any period on or before the Closing Date to the extent the liability therefore exceeds the liability for USRR's accrued Taxes reflected in USRR's books of account as of the November Balance Sheet , as may be specifically identified in a schedule of such Taxes to be delivered by Seller to Buyer on the Closing Date, and (iii) any liability resulting from USRR being liable for any Taxes of Seller or of any consolidated group of which USRR was a member prior to the Closing Date pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state or local tax provision. Seller shall pay such amounts as it is obligated to pay to Buyer under the preceding sentence within five business days after payment of any applicable Tax liability by Buyer or USRR.

               Buyer and Seller agree that any indemnification payments made pursuant to this Section 8.2 shall be treated for tax purposes as an adjustment to Purchase Price, unless otherwise required by applicable law.

          8.3 Buyer's Indemnification. Buyer hereby agrees to indemnify and hold Seller harmless from, against and in respect of, and shall on demand reimburse Seller for:

               (i) Any and all losses, liabilities and damages suffered or incurred by Seller resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

               (ii) Any and all  losses,  liabilities  and  damages  suffered or incurred by Seller by reason of the operation of USRR's business by the Buyer following the Closing; and

               (iii)Any and all actions,  suits,  proceedings,  claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          8.4  Notice and Opportunity to Defend.

               (i) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or a commencement (or threatened commencement) to any action, proceeding or investigation (an "Asserted Liability"), that may result in a loss, the Indemnitee shall give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Sections 8.1, 8.2 or 8.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated if necessary and to the extent feasible) of the loss that has been or may be suffered by the Indemnitee.

               (ii) Opportunity to Defend.  The Indemnifying  Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability and to prosecute by way of counterclaim or third party complaint any claims arising out of or relating to any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and Indemnitee shall cooperate, at the expense of Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party. If the Indemnifying Party elects to defend an Asserted Liability but contests its obligation to indemnify against such Asserted Liability, the Indemnifying Party shall carry on such defense in good faith. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld; and provided further that if the Indemnifying Party contests its obligation to indemnify against an Asserted Liability, consent to settlement or compromise shall be withheld in the absolute discretion of the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

IX.  MISCELLANEOUS.

          9.1 Entire Agreement. This Agreement (including the exhibits and schedules) contains all the terms and conditions agreed upon by the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings, written or oral, made prior hereto or contemporaneously herewith, regarding the subject matter of this Agreement, shall be of any force or effect.

          9.2 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof, and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

          9.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          9.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana applicable to agreements made and to be performed entirely within such state.

          9.5 Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the provisions of this paragraph.

          9.6 Exhibits. The exhibits an7d schedules are part of this Agreement as if fully set forth herein.

          9.7 Severability. If any provision of this Agreement is invalid, those portions of this Agreement that are not invalid shall nevertheless be enforced, unless such enforcement would materially alter the relative rights and obligations of the parties.

          9.8 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing, and delivery shall be deemed to be sufficient if delivered personally or by fax, followed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Buyer:

                           USRR Acquisition Corp.
                           Attention:  Chris Caniff
                           Bank One Tower
                           111 Monument Circle, Suite 3680
                           Indianapolis, Indiana 46204
                           Facsimile:  (317) 237-0137

                  With a copy to:

                           Stephen Plopper
                           Stephen Plopper & Associates
                           Bank One Tower
                           111 Monument Circle, Suite 3670
                           Indianapolis, Indiana 46204
                           Facsimile:  (317) 822-0808

                  If to Seller:

                           SerVaas, Inc.
                           Attention:  Susan Gard
                           1000 Waterway Blvd
                           Indianapolis, IN 46202
                           Facsimile:  (317) 633-8813

                  and

                           Beurt SerVaas
                           SerVaas, Inc.
                           1000 Waterway Blvd
                           Indianapolis, IN 46202
                           Facsimile:       (317) 633-8805

         Either party may change its address pursuant to notice given by such party in accordance with the provisions of this section.

          9.9 Further Assurances. Each party agrees, at any time and from time to time, without further consideration, to take all such actions and execute and deliver all such documents as may be necessary to effectuate the purposes of this Agreement. Each party further agrees to cooperate in connection with any Internal Revenue Service audit relating to the transactions contemplated hereby.

          9.10 Announcements. Neither Seller nor Buyer, without the express written consent of the other, which shall not be unreasonably withheld, will make any public announcement or issue any press release, or make any recording in any public record, in respect of this Agreement or the transactions contemplated hereby until following the Closing.

          9.11 Expenses. Except as otherwise provided herein, Buyer and Seller shall each pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Other than expenses paid to Carlton Curry, Seller will cause USRR not to incur any out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          9.12 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, obligations, covenants and agreements of the parties included or provided for herein or in any schedule, certificate or other document delivered pursuant to this Agreement shall remain in full force and effect and shall survive the Closing for a period of five years following the Closing Date and thereafter neither Seller nor Buyer shall have any liability whatsoever with respect to any such representation or warranties, except for claims then pending or theretofore asserted in writing by any party in accordance with the terms and conditions of this Agreement.

          9.13.Specific  Performance.  Each party hereto  agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedies such party might have under this Agreement or at law or in equity.

          9.14 Assignment. Neither Buyer nor Seller may assign this Agreement, in whole or in part, without the prior written consent of the other, which shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, Buyer and its respective successors and permitted assigns and Seller and its respective successors and permitted assigns.


                  [Remainder of page intentionally left blank]

SELLER:                                     BUYER:

SerVaas, Inc.                               USRR Acquisition Corp.



By: _________________________               By: _________________________
    Beurt R. SerVaas, President                 Christopher Caniff, Secretary


----------------------------
Beurt SerVaas, an Individual

USRR:

U.S. Rubber Reclaiming, Inc.


By: _________________________
    John D. LaGrone, President













Signature Page-USRR Stock Purchase Agreement-12/28/00